Exhibit 99.1

Contacts:

Jonathon E. Killmer	Maureen McGarrigle

Hypercom Corporation	Hypercom Corporation

602.504.5000	602.504.4802

jkillmer@hypercom.com	mmcgarrigle@hypercom.com

HYPERCOM CORPORATION ANNOUNCES
NEW $45 MILLION FINANCING COMMITMENT

New Credit Facility Will Support Growth by Providing Incremental Working Capital
And Capital Expenditure Funding

PHOENIX —June 25, 2001 – Hypercom Corporation (NYSE: HYC) today announced that it has obtained a commitment for a comprehensive refinancing package to be led by Foothill Capital Corporation, a wholly-owned subsidiary of Wells Fargo & Company (NYSE: WFC). The proposed $45 million facility will completely replace the existing principal lending facility. The funds will be used to refinance outstanding debt as well as for general corporate purposes, including working capital and capital expenditures.

      “We are extremely pleased to make this announcement as it represents the final step in creating a more suitable and stable financing arrangement than our current facility,” said Chris Alexander, president and chief executive officer, Hypercom Corporation. “Our ability to attract capital in today’s investment environment is evidence of the underlying strength of our business. We believe it reflects Foothill’s confidence in our new strategy and the market potential for our products.

      “This cash infusion, coupled with the recently completed securitization of the Golden Eagle Leasing Inc. lease portfolio, puts us on strong financial footing,” said Alexander. “This allows us to take advantage of the industry leadership position we now hold, which has resulted from the introduction and rapid acceptance of our new generation epic (ePOS-infocommerce™) ICE™ point-of-sale terminals and the related epic value-added applications and services.

      “The execution of our plan to replace our previous lending group and return the company to profitability has happened exactly as planned,” said Alexander. “With this distraction behind us, the company is returned to normal operations and full focus on realizing the potential of our highly successful new products. Our future growth and profitability are being supported by several favorable factors. Our ICE terminals, and the related epic framework, are being broadly adopted, both in the US and internationally. We have a growing number of large customers who have contracted for the services of our epic Services Division. Additionally, overall conditions are becoming favorable as the industry is starting to move into a “re-terminalization” cycle occurring partly because of the anticipated global adoption of smart cards.

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About Hypercom Corporation

      Hypercom Corporation (NYSE:  HYC) is a leading global provider of electronic payment solutions that add value at the point-of-sale for consumers, merchants, and acquirers. Hypercom’s products include secure card payment terminals and web appliances, networking equipment, and software applications for e-commerce,
m-commerce, smart cards, and traditional payment applications.

      Headquartered in Phoenix, Arizona, Hypercom maintains an installed base of more than 4 million card payment terminals, which operate seamlessly with the products of its Network Systems Division. These solutions are installed in over 100 countries and conduct more than 2.85 billion transactions annually.

About Foothill Capital

      Foothill Capital Corporation is a leading provider of asset-based financing to middle market companies throughout North America. In addition, Foothill Capital has successfully completed financings for many innovative, “non-traditional”, secured lending transactions. Foothill Capital is a subsidiary of Wells Fargo & Company, a $280 billion diversified financial services company providing banking, insurance, investments, mortgage and consumer finance through more than 5,400 stores, the Internet (wellsfargo.com) and other distribution channels across North America and elsewhere internationally.

Hypercom is a registered trademark of Hypercom Corporation. ePOS-infocommerce and ICE are trademarks of Hypercom Corporation. All other products or services mentioned in this document are trademarks, service marks, registered trademarks or registered service marks of their respective owners.

Forward-Looking Statements

      This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Hypercom Corporation claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts.

      Forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of Hypercom to be materially different from those expressed or implied by such forward-looking statements. Factors that could affect Hypercom’s results and cause them to materially differ from those contained in the forward-looking statements include uncertainties relating to:

•	The company’s need to maintain forbearance from its existing lenders, and to complete the financing transactions described above; its ability to continue to obtain raw materials and other inventory from its vendors; its ability to improve product quality, security and reliability, and manufacturing processes, especially for new products and product extensions; market acceptance of products and services; its ability to increase gross margins and reduce expenses; increasing competition especially relative to market size and growth rates; economic conditions; industry and technological changes; the composition, timing and size of orders from major customers; inventory obsolescence; cannibalization of legacy products by new products; the possibility of asset write downs or increases in reserves; risks associated with international operations, including currency fluctuations.

•	Risk factors and cautionary statements made in Hypercom’s Annual Report on Form 10-K for the period ended December 31, 2000 and Quarterly Report on Form 10-Q for the period ended March 31, 2001.

•	Other factors that Hypercom is currently unable to identify or quantify, but may arise or become known in the future.

      In addition, the foregoing factors may affect generally Hypercom’s business, results of operations and financial position.

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      Forward-looking statements speak only as of the date the statement was made. Hypercom does not undertake and specifically disclaims any obligation to update any forward-looking statements.

      Our statement regarding our industry leadership is derived from industry surveys of worldwide POS terminal shipments.

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